UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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THERAVANCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2006

Dear Stockholder:

I am pleased to invite you to attend Theravance, Inc.’s 2006 Annual Meeting of Stockholders, to be held on Wednesday, April 26, 2006 at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080. The meeting will begin promptly at 1:00 p.m., local time.

Enclosed are the following:

•              our Notice of Annual Meeting of Stockholders and Proxy Statement for 2006;

•              our Annual Report on Form 10-K for 2005; and

•              a proxy card with a return envelope to record your vote.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via the Internet according to the instructions in the Proxy Statement, as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

Rick E Winningham
Chief Executive Officer

901 Gateway Boulevard

South San Francisco, CA 94080

T 650.808.6000 F 650.827.8690

www.theravance.com

Theravance, Inc.

901 Gateway Boulevard
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 26, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Theravance, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, April 26, 2006, at 1:00 p.m. local time at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080 for the following purposes:

1.                              To elect directors to serve for the ensuing year and until their successors are elected.

2.                              To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.

3.                              To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 1, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Bradford J. Shafer
Senior Vice President, General Counsel and Secretary

South San Francisco, California

March 10, 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote via the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Theravance, Inc.

901 Gateway Boulevard
South San Francisco, California 94080

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

April 26, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Theravance, Inc. (sometimes referred to as the “Company” or “Theravance”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy on the Internet.

The Company intends to mail this Proxy Statement and accompanying proxy card on or about March 15, 2006 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 1, 2006 will be entitled to vote at the Annual Meeting. On this record date, there were 49,904,403 shares of Company common stock (“Common Stock”) outstanding and 9,401,498 shares of Company Class A Common Stock (“Class A Common Stock”) outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting as the Class A Common Stock is entitled to vote with the Common Stock in connection with the matters set forth in this Proxy Statement. Entities affiliated with GlaxoSmithKline, plc (“GSK”) own all outstanding shares of Class A Common Stock.

Stockholder of Record: Shares Registered in Your Name

If on March 1, 2006 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 1, 2006 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•              Election of eleven directors;

•              Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢     To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢     To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

➢     To vote on the Internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the eleven-digit number beneath the account number on the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Time on April 25, 2006 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks participate in a program provided through ADP Investor Communication Services which enables beneficial holders to grant proxies to vote shares via telephone or the Internet. If your shares are held by a broker or bank that participates in the ADP Investor Communication Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number on the instructions received from  your broker or bank, or via the Internet at ADP Investor Communication Services’ website at http://www.proxyvote.com. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 1, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all 11 nominees for director and “For” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.   You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•              You may submit another properly completed proxy card with a later date.

•              You may send a written notice that you are revoking your proxy to the Secretary of the Company at 901 Gateway Boulevard, South San Francisco, California 94080.

•              You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•              For the election of directors, the 11 nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•              To be approved, Proposal No. 2 to ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006 must receive a “For” vote from the majority of issued and outstanding shares, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the issued and outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 59,305,901 shares of Common Stock and Class A Common Stock outstanding and entitled to vote. Thus 29,652,952 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.

When are stockholder proposals due for next year’s Annual Meeting?

If you wish to submit a proposal for inclusion in next year’s proxy materials or nominate a director, your proposal must be submitted in writing and in conformance with the Company’s Bylaws to Theravance, Inc., 901 Gateway Boulevard, South San Francisco, CA 94080 Attn: Secretary not less than forty-five nor more than seventy-five days prior to the first anniversary of the date on which we first mailed our proxy materials for the 2006 Annual Meeting, which date is expected to be March 15, 2006. You are advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Theravance’s current bylaws may be found on the Company’s website at www.theravance.com.

Proposal 1

ELECTION OF DIRECTORS

Our Board of Directors consists of 11 directors. The 11 directors who are nominated for election to the Board of Directors this year, their ages as of February 15, 2006, their positions and offices held with the Company and certain biographical information are set forth below. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. Each of the nominees listed below, except for Dr. Slater, is currently a director of the Company who was previously elected by the stockholders. Dr. Slater was recommended for election to the Company’s Board of Directors by the Chairman of our Board of Directors and was appointed to the Board of Directors on December 8, 2005. It is the Company’s policy to encourage nominees for director to attend the Annual Meeting. Four of the nominees for election as a director at the 2005 Annual Meeting attended the meeting.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eleven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 11 nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

NOMINEES

Name	Age	Positions and Offices Held With the Company
P. Roy Vagelos, M.D.	76	Chairman of the Board of Directors
Rick E Winningham	46	Chief Executive Officer and Director
Julian C. Baker	39	Director
Jeffrey M. Drazan	47	Director
Robert V. Gunderson, Jr.	54	Director
Arnold J. Levine, Ph.D.	66	Director
Ronn C. Loewenthal	47	Director
Eve E. Slater, M.D., F.A.C.C.	60	Director
William H. Waltrip	68	Director
George M. Whitesides, Ph.D.	66	Director
William D. Young	61	Director

P. Roy Vagelos, M.D., co-founded Theravance in 1996 and has served as Chairman of our Board of Directors since inception. Dr. Vagelos served as Chief Executive Officer of Merck & Co., Inc., from 1985 to 1994, and Chairman of the board of directors of Merck from 1986 until 1994. Dr. Vagelos is Chairman of the board of directors of Regeneron Pharmaceuticals, Inc. Dr. Vagelos holds an M.D. from Columbia University College of Physicians and Surgeons and an A.B. degree from the University of Pennsylvania.

Rick E Winningham joined Theravance as Chief Executive Officer and a member of our Board of Directors in October 2001. From 1997 to 2001 he served as President, Bristol-Myers Squibb Oncology/Immunology/ Oncology Therapeutics Network (OTN) and also as President of Global Marketing from 2000 to 2001. In addition to operating responsibility for U.S. Oncology/Immunology/OTN at Bristol-Myers Squibb, Mr. Winningham also had full responsibility for Global Marketing in the Cardiovascular, Infectious Disease, Immunology, Oncology/ Metabolics and GU/GI/Neuroscience therapeutic areas. Mr. Winningham held various management positions with Bristol-Myers Squibb and its predecessor, Bristol-Myers, since 1986. Mr. Winningham holds an M.B.A. from Texas Christian University and a B.S. degree from Southern Illinois University.

Julian C. Baker has served as a director of Theravance since January 1999. Mr. Baker is a Managing Member of Baker Bros. Advisors, LLC, which he and his brother, Felix Baker, Ph.D., founded in 2000. Mr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly traded life sciences companies. Mr. Baker’s career as a fund manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. He is also a director of Incyte Corporation, Neurogen Corporation, Trimeris, Inc. and Genomic Health, Inc. Mr. Baker holds an A.B. magna cum laude from Harvard University.

Jeffrey M. Drazan has served as a director of Theravance since December 1999. Mr. Drazan has been a General Partner with Sierra Ventures, a private venture capital firm, since 1984. Mr. Drazan currently serves as a director of several private companies. Mr. Drazan holds an M.B.A. degree from New York University’s Graduate School of Business Administration and a B.S.E. degree in Engineering from Princeton University.

Robert V. Gunderson, Jr. has served as a director of Theravance since September 1999. He is a founding partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, where he has practiced since 1995. Mr. Gunderson currently serves as a director of Vitae Pharmaceuticals, a private pharmaceutical company. Mr. Gunderson holds a J.D. from the University of Chicago where he was Executive Editor of The University of Chicago Law Review. Mr. Gunderson also received an M.B.A. in Finance from The Wharton School, University of Pennsylvania and an M.A. from Stanford University.

Arnold J. Levine, Ph.D., served as a director of Theravance from inception until February 2002. He rejoined our Board of Directors in June 2003. Dr. Levine is currently a professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine, New Brunswick, NJ, and a professor at the Institute for Advanced Study, Princeton, NJ. He was President of The Rockefeller University from 1998 until his retirement in February 2002. He was the Harry C. Wiess Professor in Life Sciences and former Chairman of the Department of Molecular Biology at Princeton University from 1984 until 1996. Dr. Levine is a member of the board of directors of Applera Corporation and Infinity Pharmaceuticals, Inc. He is a member of the National Academy of Sciences. Dr. Levine was Editor-in-Chief of the Journal of Virology from 1984 to 1994 and is a member of scientific advisory boards of several cancer centers. Dr. Levine holds a Ph.D. in Microbiology from the University of Pennsylvania and a B.A. from Harpur College, State University of New York at Binghamton.

Ronn C. Loewenthal has served as a director of Theravance since April 2000. Since 1997, Mr. Loewenthal has managed the personal investment portfolio of Dr. Hasso Plattner, co-founder and Chairman of SAP AG. Prior to his role with Dr. Plattner, from 1994 to 1996, Mr. Loewenthal held positions as Director of Corporate Development of PG&E Enterprises, and from 1989 to 1994 as an Investment Officer with Technology Funding, a venture capital firm. Mr. Loewenthal received his B.A. in Economics from the University of California, Santa Cruz.

Eve E. Slater, M.D., F.A.C.C. joined the Board of Directors of Theravance in December 2005. Dr. Slater is board certified in internal medicine and cardiology and has extensive experience in the pharmaceutical industry, including 19 years in senior management positions at Merck Research Laboratories where she led global regulatory affairs during the 1990s. Most recently, she was Assistant Secretary for Health, U.S. Department of Health and Human Services (HHS) where she served as Secretary Tommy Thompson’s chief health policy advisor. Dr. Slater also serves on the board of directors of Vertex Pharmaceuticals Incorporated, AnorMED Inc., Phase Forward Incorporated and VaxGen, Inc.

William H. Waltrip has served as a director of Theravance since April 2000. Mr. Waltrip served from 1993 until 2003 as Chairman of the board of directors of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was Chief Executive Officer of that company. From 1995 to 1998 he also served as Chairman of Bausch & Lomb Inc., and during 1996 and 2002 was the company’s Chief Executive Officer. From 1991 to 1993 he was Chairman and Chief Executive Officer of Biggers Brothers, Inc., a food service distribution company, and was a consultant to private industry from 1988 to 1991. From 1985 to 1988 he served as President and Chief Operating Officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been President, Chief Executive Officer and a director of Purolator Courier Corporation. He is a member of the board of directors of Bausch & Lomb Inc., Charles River Laboratories Corporation and Thomas & Betts Corporation.

George M. Whitesides, Ph.D., co-founded Theravance in 1996 and has served as a member of our Board of Directors since inception. He has been Mallinckrodt Professor of Chemistry at Harvard University since 1986. From 1982 until 1991 he was a member of the Department of Chemistry at Harvard University, and Chairman of the Department of Chemistry from 1986 until 1989. He was a faculty member of the Massachusetts Institute of Technology from 1964 until 1982. Dr. Whitesides was a 1998 recipient of the National Medal of Science. He is a member of the editorial boards of 14 scientific journals. He is also a member of the board of directors of Predicant Biosciences, Surface Logix, Inc., Rohm and Haas Company, and Hughes Research Laboratories, L.L.C. Dr. Whitesides holds a Ph.D. in Chemistry from the California Institute of Technology and a B.A. from Harvard University.

William D. Young has served as a director of Theravance since April 2001. Mr. Young has been Chairman of the board of directors and Chief Executive Officer of Monogram Biosciences, Inc. since 1999. From 1980 to 1999 Mr. Young was employed at Genentech, Inc., most recently as Chief Operating Officer. Prior to joining Genentech, Mr. Young worked at Eli Lilly and Company for 14 years and held various positions in production and process engineering, antibiotic process development and production management. He is a member of the board of directors of Biogen Idec and Human Genome Sciences. Mr. Young received his M.B.A. from Indiana University and his B.S. in Chemical Engineering from Purdue University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Rick E Winningham and P. Roy Vagelos.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

As required under Nasdaq listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. William H. Waltrip presides over these executive sessions. Stockholders interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Theravance, Inc. at 901 Gateway Boulevard, South San Francisco, CA 94080, Attn: Secretary. The Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating/Corporate Governance Committee.

The Board has an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee and a Science and Technology Advisory Committee. The Science and Technology Advisory Committee was formed by the Board of Directors on February 8, 2006, and therefore did not hold any meetings during fiscal 2005. The following table provides membership and meeting information for each of the Board committees during fiscal 2005:

Name	Audit		Compensation		Nominating/Corporate Governance
P. Roy Vagelos, M.D.
Rick E Winningham
Julian C. Baker			X
Jeffrey M. Drazan	X		X
Robert V. Gunderson, Jr.					X
Arnold J. Levine, Ph.D.	X
Ronn C. Loewenthal			X
Eve E. Slater, M.D., F.A.C.C.
William H. Waltrip	X	*			X	*
George M. Whitesides, Ph.D.			X
William D. Young			X	*	X
Total meetings in fiscal year 2005	12		4		2

*                                 Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s accounting practices, systems of internal controls and financial reporting processes. For this purpose, the Audit Committee performs several functions. The Audit Committee determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves audit and permissible non-audit services provided by the independent auditors to the Company; confers with management and the independent auditors regarding the effectiveness of internal control policies, financial reporting processes and disclosure controls; consults with management and the independent auditors regarding Company policies governing financial risk management; reviews and discusses reports from the independent auditors on critical accounting policies used by the Company; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves related party transactions in accordance with applicable Nasdaq rules; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of quarterly reviews and any significant changes in the Company’s accounting principles. Our Audit Committee charter can be found on the corporate governance section of our corporate website at www.theravance.com. Three directors comprise the Audit Committee:  Messrs. Drazan, Levine and Waltrip. The Audit Committee met twelve times during the fiscal year.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that William H. Waltrip, Chairman of the Audit Committee, is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Exchange Act and that each member of the Audit Committee is independent within the meaning of Rule 4200(a)(15) of the Nasdaq listing standards. The Board made a qualitative assessment of Mr. Waltrip’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief executive officer for public reporting companies.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other executive officers; recommends to the Board of Directors the compensation of members of the Board; recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans; approves amendments to such plans; and administers the Company’s stock option plan, stock purchase plan and other similar programs. Five directors comprise the Compensation Committee: Messrs. Baker, Drazan, Loewenthal, Whitesides and Young. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met four times during the fiscal year. The Company also has a Non-Officer Stock Option Committee, of which Rick E Winningham is the sole member, that may award stock options to newly hired and/or newly promoted employees who are not executive officers.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

The Nominating/Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and advising the Board on corporate governance principles for the Company. Our Nominating/Corporate Governance Committee charter can be found on the corporate governance section of our corporate website at www.theravance.com. Three directors comprise the Nominating/Corporate Governance Committee: Messrs. Gunderson, Waltrip and Young. All members of the Nominating/Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the

Nasdaq listing standards). The Nominating/Corporate Governance Committee met two times during the fiscal year.

The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Committee also considers such factors as having relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the then current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating/Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

At this time, the Nominating/Corporate Governance Committee does not have a formal process to consider director candidates recommended by stockholders. The Committee believes that it is currently in the best position to identify, review, evaluate and select qualified candidates for Board membership.

SCIENCE AND TECHNOLOGY ADVISORY COMMITTEE

The Science and Technology Advisory Committee of the Board reviews and discusses scientific and technological matters affecting the Company. The Science and Technology Advisory Committee also identifies scientific and technological matters that may affect the Company in the future, and develops strategies to address these issues in the Company’s research plans. The Science and Technology Advisory Committee will report to the Board periodically. Five directors comprise the Science and Technology Advisory Committee:  Drs. Levine (Chairman), Vagelos, Whitesides, Slater and Mr. Winningham.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. During the upcoming year the Nominating/Corporate Governance Committee intends to give consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, post it to the Company’s website.

CODE OF BUSINESS CONDUCT

The Company has adopted the Theravance, Inc. Code of Business Conduct that applies to all directors, officers and employees. The Code of Business Conduct is available on our website at www.theravance.com. If the Company makes any substantive amendments to the Code of Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

COMPENSATION OF DIRECTORS

Directors of the Company receive compensation for services provided as a director. The members of the Board of Directors are eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy. Each member of the Company’s Board of Directors who is not an employee receives a $25,000 annual retainer as well as $1,000 for each board meeting attended in person ($500 for meetings attended by video or telephone conference). The chairperson of the Compensation Committee, the Nominating/Corporate Governance Committee and the Science and Technology Advisory Committee receives $2,000 for each committee meeting attended in person ($1,000 for meetings attended by video or telephone conference), and the chairperson of the Audit Committee receives $3,000 for each audit committee meeting attended in person ($1,500 for meetings attended by video or telephone conference).

Each non-employee director of the Company also receives periodic automatic stock option grants under the 2004 Equity Incentive Plan (which shall be referred to as the “Incentive Plan”). Only non-employee directors of the Company or an affiliate of such directors are eligible to receive automatic options under the Incentive Plan. Automatic options granted under the Incentive Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

Automatic option grants under the Incentive Plan are non-discretionary. Each individual who first becomes a non-employee director after the date of the Company’s initial public offering in October 2004 will be granted an option to purchase 25,806 shares on the date such individual joins the Board of Directors, provided such individual has not been previously employed by the Company. Each non-employee director will be granted an option to purchase 12,903 shares annually on the date of each Annual Meeting of Stockholders. The exercise price of options granted under the Incentive Plan is the fair market value of the Common Stock subject to the option on the date of the option grant. Fifty percent of the shares underlying each initial automatic grant shall vest upon the optionee’s completion of 12 months of service from the date of grant and the remaining 50% shall vest upon completion of 24 months of service; each annual automatic grant shall be fully vested at grant. In addition, initial automatic grants vest in full if the Company is subject to a change in control. Automatic option grants are not exercisable until the earlier of the Put Date or January 1, 2008 and will have a term of ten years. “Put Date” means the day after the final day of the Put Period, as such term is defined in the Company’s Restated Certificate of Incorporation.

At the Company’s 2005 Annual Meeting, each of Messrs. Baker, Drazan, Gunderson, Levine, Loewenthal, Waltrip, Whitesides and Young received a fully vested nonstatutory stock option under the Incentive Plan exercisable for 12,903 shares of Common Stock with an exercise price of $17.00 per share. On December 8, 2005, in connection with her appointment to the Board of Directors, Dr. Slater was granted a nonstatutory stock option under the Incentive Plan exercisable for 25,806 shares of Common Stock with an exercise price of $21.02 per share.

Dr. Vagelos receives annual compensation of $82,500 for his service as Chairman of the Board of Directors.

Directors are eligible to receive additional options and be issued shares of Common Stock directly under the 2004 Equity Incentive Plan.

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee of the Board of Directors consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that William H. Waltrip is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee is responsible for selecting and engaging the Company’s independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its Charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing the Company’s financial statements and the Company’s financial reporting process. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “10-K”).

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended or supplemented, entitled “Communications with Audit Committees.” Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, entitled “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 10-K for filing with the United States Securities and Exchange Commission.

Submitted by the following members of the Audit Committee:

Jeffrey M. Drazan
Arnold J. Levine, Ph.D.
William H. Waltrip, Chairman

(1)                       The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2005 and December 31, 2004 by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2005	2004
	(in thousands)
Audit Fees(1)	$560	$760
Audit-related Fees(2)	60	70
Tax Fees(3)	—	77
All Other Fees(4)	—	6
Total Fees	$620	$913

(1)                       For professional services rendered for the audits of annual financial statements, including the audit of annual financial statements for the years ended December 31, 2005 and 2004. For years ended 2005 and 2004, respectively, the audit fees include the review of quarterly financial statements included in the Company’s quarterly reports on Form 10-Q, fees associated with Sarbanes-Oxley compliance and, in 2004 only, fees for services associated with the Company’s Registration Statement on Form S-1 and other regulatory filings or similar engagements.

(2)                       For the years ended 2005 and 2004, audit related services including accounting consultations and audits in connection with employee benefit plans.

(3)                       For the year ended 2004, included fees for tax compliance. Tax compliance consists of fees billed for professional services related to corporate and executive federal and state tax compliance. In 2005, PricewaterhouseCoopers performed tax compliance services for the Company.

(4)                       For the year ended 2004, represented fees for services other that those described above.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principle accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The names of the executive officers of Theravance who are not also directors of Theravance and certain information about each of them as of February 15, 2006 are set forth below:

Patrick P. A. Humphrey, Ph.D., D.Sc., age 60, has been our Executive Vice President, Research since April 2002. From July 2001 to April 2002 he served as our Senior Vice President, Research. Prior to joining Theravance, he was Director of the Glaxo Institute of Applied Pharmacology and Professor of Applied Pharmacology at the University of Cambridge from 1994 until 2001. Dr. Humphrey was founding chairman of the Serotonin Club Nomenclature Committee for 5-HT Receptor Classification from 1987 until 1993 and a member of the International Union of Pharmacology (IUPHAR) Receptor Nomenclature Committee, an international authority for the classification and naming of receptors for all hormones and neurotransmitters, from 1990 to 2002. He was also on the IUPHAR Executive Committee, the parent body for all professional societies worldwide representing the discipline of pharmacology, from 1998 to 2002. Dr. Humphrey holds a D.Sc. and Ph.D. degree in Pharmacology, and a B.Pharm.Hons. degree, all from the University of London.

Michael W. Aguiar, age 39, joined Theravance as Senior Vice President and Chief Financial Officer in March 2005. Prior to joining Theravance, Mr. Aguiar served as Vice President of Finance at Gilead Sciences, Inc., a biopharmaceutical company, since 2002. Prior to Gilead Sciences, Inc., Mr. Aguiar served as Vice President of Finance at Immunex Corporation, a biopharmaceutical company, from 2001 to 2002. From 1995 to 2001, he was with Honeywell International in a variety of positions, including, most recently CFO and Vice President Finance for Honeywell Electronic Materials SBU. Mr. Aguiar earned a B.S. in biology from UC Irvine and an M.B.A. in finance from the University of Michigan.

David L. Brinkley, age 48, joined Theravance as Senior Vice President, Commercial Development in September 2000. From 1996 to 2000 he served as Worldwide Team Leader for Viagra at Pfizer Inc. Mr. Brinkley led the team that had full responsibility for the global launch and marketing of Viagra. Mr. Brinkley joined Pfizer in 1995 through its acquisition of SmithKline’s Animal Health operations before serving as director of new product planning. Mr. Brinkley held various management positions with SmithKline from 1983 to 1995. Mr. Brinkley holds an M.A. with honors in International Economics from the School of Advanced International Studies of the Johns Hopkins University and a B.A. in International Relations from Kent State University, where he graduated summa cum laude.

Arthur L. Campbell, Ph.D., age 55, joined Theravance as Senior Vice President, Technical Operations in June 2003. During 2003, he was Vice President, BioPharma at Pfizer Inc. Prior to joining

Pfizer, he was Vice President, BioPharma at Pharmacia Corporation from 2000 until 2003, with global responsibility for Protein API and Drug Product Development and API manufacturing. From 1980 to 2000 Dr. Campbell was employed with Monsanto/Searle, most recently as Vice President, Product Development, R&D. Dr. Campbell holds a Ph.D. in Medicinal Chemistry from the University of Kansas and a B.S. in Chemistry from St. Benedict’s College, where he graduated cum laude.

Michael M. Kitt, M.D., age 55, joined Theravance as Senior Vice President, Development in April 2002. From 1993 to 2002 Dr. Kitt was employed by COR Therapeutics, Inc. (now Millennium Pharmaceuticals, Inc.), most recently as Vice President, Clinical Research. Dr. Kitt holds an M.D. from the New York University School of Medicine and a B.S. in Chemistry from Polytechnic University, New York.

Bradford J. Shafer, age 45, joined Theravance as Senior Vice President, General Counsel and Secretary in August 1999. From 1996 to 1999 he served as General Counsel of Heartport, Inc., a cardiovascular medical device company. From 1993 to 1996 Mr. Shafer was a partner in the Business and Technology Group at the law firm of Brobeck, Phleger & Harrison LLP. Mr. Shafer holds a J.D. from the University of California, Hastings College of the Law, where he was Editor-in-Chief of The Hastings Constitutional Law Quarterly, and a B.A. from the University of the Pacific, where he graduated magna cum laude.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of February 15, 2006 by:

•              each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•              our named executive officers;

•              each of our directors; and

•              all executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the “SEC”).

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

This table lists applicable percentage ownership based on 59,259,830 shares of Common Stock (including 9,401,498 shares of Class A Common Stock beneficially owned by GlaxoSmithKline plc and its affiliates) outstanding as of February 15, 2006. Options and warrants to purchase shares of our Common Stock that are exercisable within 60 days of February 15, 2006, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total
5% Stockholders
GlaxoSmithKline plc(2) 980 Great West Road Brentford Middlesex TW8 9GS United Kingdom	9,401,498	15.9%
Sierra Ventures VI, L.P.(3) 2884 Sand Hill Road, Suite 100 Menlo Park, CA 94025	2,688,667	4.5	%(4)
Ziff Asset Management, L.P. 283 Greenwich Avenue Greenwich, CT 06830	2,489,126	4.2	%(5)
Executive Officers and Directors
Rick E Winningham(6)	951,611	1.6%
Michael W. Aguiar(7)	50,000		*
David L. Brinkley(8)	211,561		*
Patrick P.A. Humphrey, Ph.D., D. Sc.(9)	457,610		*
Arthur L. Campbell, Ph.D.(10)	123,290		*
P. Roy Vagelos, M.D.(11)	1,945,255	3.3%
Julian C. Baker(12)	32,258		*
Jeffrey M. Drazan(13)	2,774,747	4.7%
Robert V. Gunderson, Jr.(14)	101,055		*
Arnold J. Levine, Ph.D.(15)	66,967		*
Ronn C. Loewenthal(16)	631,034	1.1%
Eve E. Slater, M.D., F.A.C.C.(17)	—		*
William H. Waltrip(18)	32,258		*
George M. Whitesides, Ph.D.(19)	782,576	1.3%
William D.Young(20)	32,258		*
All executive officers and directors as a group (17 persons)(21)	8,786,537	14.2%

*                                 Less than one percent.

(1)                       Unless otherwise indicated, the address for each beneficial owner is c/o Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080.

(2)                       Includes 2,580,645 shares of Class A Common Stock held of record by Glaxo Group Limited plc. Also includes 6,820,853 shares of Class A Common Stock held of record by SmithKline Beecham Corporation. Glaxo Group Limited plc and SmithKline Beecham Corporation each are wholly-owned subsidiaries of GlaxoSmithKline plc. The percentage of shares beneficially owned by GlaxoSmithKline plc is based on its beneficial ownership of 9,401,498 shares of Class A Common Stock.

(3)                       Includes 2,688,667 shares held of record by Sierra Ventures VI, L.P. SV Associates VI, L.P. is the general partner of Sierra Ventures VI, L.P. Management of the business affairs of SV Associates VI, L.P., including the decisions respecting disposition and voting of investments held by Sierra Ventures VI, L.P., is by majority decision of the general partners of SV Associates VI, L.P., Jeffrey M. Drazan, David C. Schwab and Peter C. Wendell.

(4)                       Constitutes 5.4% of our outstanding Common Stock as a class.

(5)                       Constitutes 5.0% of our outstanding Common Stock as a class. PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C. share voting and investment power over the shares held of record by Ziff Asset Management, L.P.

(6)                       Includes 951,611 shares subject to options exercisable within 60 days of February 15, 2006. Excludes 485,483 shares subject to options not exercisable within 60 days of February 15, 2006.

(7)                       Excludes 205,250 shares subject to options not exercisable within 60 days of February 15, 2006.

(8)                       Excludes 129,031 shares subject to options not exercisable within 60 days of February 15, 2006.

(9)                       Includes 11,000 shares held by Dr. Humphrey’s spouse and 446,610 shares subject to options exercisable within 60 days of February 15, 2006. Excludes 237,095 shares subject to options not exercisable within 60 days of February 15, 2006.

(10)                Includes 123,290 shares subject to options exercisable within 60 days of February 15, 2006, 16,354 of which are held for the benefit of Dr. Campbell’s ex-wife pursuant to a domestic relations order issued in 2005. Excludes 129,031 shares subject to options not exercisable within 60 days of February 15, 2006.

(11)                Includes 96,774 shares held of record by the Marianthi Foundation, of which Dr. Vagelos is a founder and current director. Also includes 21,544 shares held of record by the Vagelos 2005 Grantor Retained Annuity Trust, 236,520 shares held of record by the Vagelos 2004 Grantor Retained Annuity Trust, 38,709 shares held of record by the Cara Diana Roberts Trust, 38,709 shares held of record by the Olivia Sophia Vagelos Trust, 38,709 shares held of record by the Lydia Joan Roberts Trust, 38,709 shares held of record by the Alexa E. Masseur Irrevocable Trust, 38,709 shares held of record by the 2004 Vagelos Grandchild Irrevocable Trust and 38,709 shares held of record by the Emma B. Vagelos Irrevocable Trust, each of which Dr. Vagelos is the trustee. Includes 354,838 shares subject to options exercisable within 60 days of February 15, 2006. Excludes 416,129 shares subject to options not exercisable within 60 days of February 15, 2006.

(12)                Includes 32,258 shares subject to options exercisable within 60 days of February 15, 2006. Excludes 38,709 shares subject to options not exercisable within 60 days of February 15, 2006.

(13)                Includes 2,688,667 shares held of record by Sierra Ventures VI, L.P. and 59,035 shares held of record by SV Associates VI, L.P. as nominee for Mr. Drazan. SV Associates VI, L.P. is the general partner of Sierra Ventures VI, L.P. Mr. Drazan is one of the general partners, in addition to David C. Schwab and Peter C. Wendell, of SV Associates VI, L.P. and exercises shared voting and investment power over the shares held by Sierra Ventures VI, L.P. Mr. Drazan disclaims beneficial ownership of the shares held by Sierra Ventures VI, L.P. Excludes 38,709 shares subject to stock options not exercisable within 60 days of February 15, 2006.

(14)                Includes 62,346 shares held of record by G&H Partners. Mr. Gunderson is one of the general partners, in addition to Scott C. Dettmer and Brooks Stough, of G&H Partners and exercises shared voting and investment power over the shares held by G&H Partners. Mr. Gunderson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in G&H Partners. Also includes 6,451 shares held by Marshall & Ilsley for the benefit of Mr. Gunderson. Excludes 38,709 shares subject to stock options not exercisable within 60 days of February 15, 2006.

(15)                Excludes 38,709 shares subject to stock options not exercisable within 60 days of February 15, 2006.

(16)                Includes 598,776 shares held of record by Dr. Hasso Plattner, for whom Mr. Loewenthal has power of attorney and voting and investment power. Mr. Loewenthal disclaims beneficial ownership of the shares held by Dr. Plattner. Also includes 32,258 shares subject to stock options exercisable within 60 days of February 15, 2006. Excludes 38,709 shares subject to stock options not exercisable within 60 days of February 15, 2006.

(17)                Excludes 25,806 shares subject to a stock option not exercisable within 60 days of February 15, 2006.

(18)                Includes 32,258 shares subject to stock options exercisable within 60 days of February 15, 2006. Excludes 38,709 shares subject to stock options not exercisable within 60 days of February 15, 2006.

(19)                Includes 193,548 shares held of record by the Whitesides Family Trust, of which Dr. Whitesides is the trustee. Excludes 38,709 shares subject to stock options not exercisable within 60 days of February 15, 2006.

(20)                Includes 32,258 shares subject to stock options exercisable within 60 days of February 15, 2006. Excludes 38,709 shares subject to stock options not exercisable within 60 days of February 15, 2006.

(21)                Includes an aggregate of 2,512,825 shares subject to options exercisable within 60 days of February 15, 2006. Excludes an aggregate of 2,216,559 shares subject to options not exercisable within 60 days of February 15, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2005, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except as follows: Mr. Drazan filed an amended Form 3 to reflect beneficial ownership of shares not reflected in his initial, timely-filed Form 3. Also, Mr. Drazan filed a Form 4 reporting six transactions late. These transactions were the result of two investment funds in which Mr. Drazan holds an interest making distributions to their partners in April of 2005. Mr. Drazan did not receive notice of these distributions until after they had been effected. A second Form 4 of Mr. Drazan’s reflecting one transaction was filed three days late. Mr. Baker’s Form 4 reflecting one transaction was also filed three days late. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table shows certain compensation earned during the fiscal years ended December 31, 2003, 2004 and 2005, by our Chief Executive Officer and four most highly-compensated other executive officers (based on their total annual salary and bonus compensation for 2005), also referred to as the Named Executive Officers. No other executive officers that would have otherwise been includable in the following table on the basis of salary and bonus earned for the year ended December 31, 2005 have been excluded by reason of their termination of employment or change in executive status.

SUMMARY COMPENSATION TABLE

		Annual compensation				Long term compensation Awards
Name of principal position	Fiscal Year	Salary ($)	Bonus ($)	Other annual compensation ($)		Restricted Stock Award ($)	Securities Underlying Options (#)(12)
Rick E Winningham	2005	686,328	310,078	13,250	(1)	—	—
Chief Executive Officer	2004	653,646	492,188	6,721,266	(2)	—	416,128
	2003	622,917	359,375	—		—	177,419
Patrick P. A. Humphrey	2005	358,321	129,510	11,750	(3)	—	—
Executive Vice President,	2004	341,258	205,571	1,724,506	(4)	—	203,225
Research	2003	325,194	150,099	48,413	(5)	—	59,515
Michael W. Aguiar(6) Senior Vice President and Chief Financial Officer	2005	265,909	319,380	—		895,500	175,000
David L. Brinkley	2005	301,102	1,181,652	242,318	(7)	—	16,129
Senior Vice President,	2004	258,513	128,913	25,166	(8)	—	96,773
Commercial Development	2003	271,917	94,185	19,647	(9)	—	50,321
Arthur L. Campbell	2005	335,955	86,891	—		—	16,129
Senior Vice President,	2004	278,250	125,550	7,884	(10)	—	96,773
Technical Operations	2003	157,500	62,100	58,253	(11)	—	161,290

(1)         Represents tax preparation fees.

(2)         Includes $3,750,000 of loan principal that was forgiven by us plus $2,901,803 of tax gross-up on the forgiven loan. This forgiveness and tax gross-up was in connection with: (i) the amendment of the terms of Mr. Winningham’s August 23, 2001 offer letter to become our Chief Executive Officer; (ii) Mr. Winningham entering into a lock-up agreement with us and GSK pursuant to which he agreed not to sell or transfer 50% of the shares purchasable under all of his options until after the call and put periods end and he agreed not to put 25% of the shares purchasable under his options, and (iii) Mr. Winningham’s agreement to deposit an additional 96,774 shares of Common Stock purchasable under an option into escrow if he exercises the option prior to September 7, 2007, some or all of which shares would be subject to forfeiture if Mr. Winningham were to leave our employ due to voluntary resignation or a termination by us for cause prior to such date.

(3)         Represents tax preparation fees.

(4)         Includes $953,500 of loan principal that was forgiven by us plus $746,374 of tax gross-up on the forgiven loan. This forgiveness and tax gross-up was in connection with: (i) the amendment of the terms of Dr. Humphrey’s February 27, 2002 offer letter to become our Executive Vice President, Research; (ii) Dr. Humphrey entering into a lock-up agreement with us and GSK pursuant to which he agreed not to sell or transfer 50% of the shares purchasable under all of his options until after the call and put periods end and he agreed not to put 25% of the shares purchasable under his options, and (iii) Dr. Humphrey’s agreement to deposit an additional 47,022 shares of Common Stock purchasable under certain options into escrow if he exercises the options prior to September 7, 2007, some or all of which shares would be subject to forfeiture if Dr. Humphrey were to leave our employ due to voluntary resignation or a termination by us for cause prior to such date.

(5)         Includes imputed interest of $30,019, tax preparation fees of $1,847, and travel expenses and associated taxes for spouse of $16,547.

(6)         Only fiscal year 2005 information is included for Michael Aguiar as he joined Theravance in March of 2005. On March 7, 2005, Mr. Aguiar received a restricted stock grant for 50,000 shares of Common Stock that vests based on continued service, with 50% of the shares vesting following the expiration of the period during which our stockholders may exercise their put to GlaxoSmithKline in accordance with our Certificate of Incorporation and 25% of the shares upon each of the next two anniversaries of such date.

(7)         Includes $230,000 of loan principal that was forgiven by us plus $12,318 imputed interest.

(8)         Includes imputed interest of $18,400 and $6,766 of tax preparation fees.

(9)         Includes imputed interest of $18,400 and $1,247 of tax preparation fees.

(10)       Represents imputed interest.

(11)       Includes $50,858 of reimbursable relocation costs and $7,394 of imputed interest.

(12)       The number of shares underlying the 2004 option grants have been adjusted to reflect the effect of a one for 1.55 reverse stock split effected September 27, 2004.

Option Grants in Last Fiscal Year

The following table lists each grant of stock options during fiscal year 2005 to the Named Executive Officers. No stock appreciation rights have been granted to these individuals.

	Individual Grants				Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total Options			Annual Rates of Stock
	Underlying	Granted To			Price Appreciation
	Options	Employees In	Exercise	Expiration	for Option Term(4)
Name	Granted(1)	Fiscal Year(2)	Price(3)	Date	5%	10%
Rick E Winningham	0	—	—		—	—
Patrick P.A. Humphrey	0	—	—	—	—	—
Michael W. Aguiar	175,000	11.1%	$17.91	03/06/2015	$1,970,431	$4,993,065
David L. Brinkley	16,129	1.0%	$18.37	02/09/2015	$186,271	$472,009
Arthur L. Campbell.	16,129	1.0%	$18.37	02/09/2015	$186,271	$472,009

(1)                       The options in the table were granted on February 10, 2005 and March 7, 2005 under our 2004 Equity Incentive Plan. The shares subject to each option listed in the table vest as follows: on the earlier of the Put Date or January 1, 2008 (as applicable, the “First Exercise Date”) the number of shares subject to each option equal to 1/48th multiplied by the number of months that have elapsed from the date of grant through the First Exercise Date shall be vested and exercisable. Thereafter, each option shall vest an additional 1/48th per month so that it is fully vested over a four-year period. “Put Date” means the day after the final day of the Put Period, as such term is defined in the Restated Certificate of Incorporation of Theravance. The plan administrator has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the regrant date. The options have a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with us. The options will vest in full if we are acquired and the officer ceases employment with us due to involuntary termination. A transaction by which GSK acquires less than 100% of our stock or assets will not be considered an acquisition that would trigger the foregoing acceleration provision.

(2)                       The figures representing percentages of total options granted to employees in 2005 are based on a total of 1,580,053 shares underlying options granted to our employees in 2005.

(3)                       The exercise price may be paid in cash, in shares of our Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(4)                       The amounts shown in the table above as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our Common Stock from the fair market value on the date of grant. Potential realizable values in the table above are calculated by:

•              Multiplying the number of shares of our Common Stock subject to the option by the fair market value at date of grant.

•              Assuming that the aggregate stock value derived from that calculation appreciates on a compounded annual basis of 5% or 10% as shown in the table for the term of the option.

•              Subtracting from that result the total option exercise price.

The 5% and 10% assumed rates of appreciation are suggested by the rules of the SEC and do not represent our estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock.

Option exercises and fiscal year-end values

The following table sets forth the number of options exercised, exercisable and unexercisable shares covered by options as of December 31, 2005 and the year-end value of options as of December 31, 2005 for each of the named executive officers.

	Shares acquired on exercise	Value realized	Number of Securities Underlying unexercised options at December 31, 2005 (#)		Value of unexercised in-the-money options at December 31, 2005 ($)(2)
Name	(#)	($)(1)	Exercisable(#)	Unexercisable(#)	Exercisable	Unexercisable
Rick E Winningham	0	—	951,611	416,128	14,280,294	5,339,963
Patrick P.A. Humphrey	0	—	446,610	203,225	6,573,176	2,607,885
Michael W. Aguiar	0	—	0	175,000	—	806,750
David L. Brinkley	59,000	837,216	178,416	112,902	2,659,883	1,308,775
Arthur L. Campbell.	38,000 (3)	683,766	123,290	112,902	2,394,292	1,308,775

(1)                          Value realized is based on the fair market value of our Common Stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the officer.

(2)                          Calculated using the fair market value of our Common Stock on December 31, 2005 less the exercise price of the option.

(3)                          The exercise of these 38,000 option shares was pursuant to a domestic relations order issued in 2005 and the entire value realized upon exercise was for the benefit of the ex-wife of Dr. Campbell. Dr. Campbell had no economic interest in the 38,000 shares issued upon exercise of the option.

Employment Agreements

On August 23, 2001, we extended an offer to Mr. Winningham to become our Chief Executive Officer. The agreement provides that if Mr. Winningham’s service is terminated without cause, he will receive a lump-sum severance payment of 24 months salary plus two times his current target bonus. Pursuant to a June 4, 2004 agreement between Mr. Winningham and the Company, Mr. Winningham agreed to deposit 129,032 shares of Common Stock purchasable under an option into escrow if he exercises the option prior to September 7, 2007. On December 31, 2005, 25% of these shares would have been released from escrow if Mr. Winningham had exercised this option. As Mr. Winningham had not exercised his option as of December 31, 2005, there were no shares to release from escrow on that date; however, should Mr. Winningham exercise this option prior to September 7, 2007, he will have to deposit 96,774 shares into escrow. Should Mr. Winningham leave our employ due to voluntary resignation or a termination by us for cause, then he will forfeit any of these shares deposited into escrow. Subject to continued employment, we will release any shares from escrow over the following periods: 33.3% on

December 31, 2006 and the balance on September 7, 2007. We will release the shares from escrow immediately should Mr. Winningham die or leave our employ due to disability.

On April 6, 2001, we extended an employment offer to Dr. Humphrey. Pursuant to a June 4, 2004 agreement between Dr. Humphrey and the Company, Dr. Humphrey agreed to deposit 62,696 shares of Common Stock purchasable under options into escrow if he exercises the options prior to September 7, 2007. On December 31, 2005, 25% of these shares would have been released from escrow if Dr. Humphrey had exercised these options. As none of Dr. Humphrey’s options had been exercised as of December 31, 2005, there were no shares to release from escrow on that date; however, should Dr. Humphrey exercise some or all of his options prior to September 7, 2007, he will have to deposit 47,022 shares into escrow. Should Dr. Humphrey leave our employ due to voluntary resignation or a termination by us for cause, then he will forfeit any of these shares deposited into escrow. Subject to continued employment, we will release any shares from escrow over the following periods: 33.3% on December 31, 2006, and the balance on September 7, 2007. We will release the shares from escrow immediately should Dr. Humphrey die or leave our employ due to disability.

On January 31, 2005, we extended an offer of employment to Michael W. Aguiar to serve as our Senior Vice President and Chief Financial Officer. The agreement provides for an annual salary of $325,000 and that Mr. Aguiar is eligible to receive a bonus of up to 30% of his salary, based on performance. Such bonus was guaranteed for 2005. Mr. Aguiar received a sign on bonus of $221,880, which was equal to two times the amount of his expected 2004 bonus from his prior employer. The agreement is for no specific term of employment. Pursuant to the agreement, Mr. Aguiar was granted an option to purchase 175,000 shares of Common Stock which will vest over four years with the first installment vesting following the expiration of the period during which our stockholders may exercise their put to GSK in accordance with our Certificate of Incorporation. Mr. Aguiar is eligible for annual replenishment option grants based on performance. On March 7, 2005, Mr. Aguiar received a restricted stock grant for 50,000 shares of Common Stock that vests based on continued service, with 50% of the shares vesting following the expiration of the period during which our stockholders may exercise their put to GSK in accordance with our Certificate of Incorporation and 25% of the shares upon each of the next two anniversaries of such date.

Severance and Change of Control Arrangements

The Compensation Committee of the Board of Directors, as plan administrator of the 2004 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by the officers named in the Summary Compensation Table and any other person in connection with certain changes in control of Theravance. In connection with our adoption of the 2004 Equity Incentive Plan, we have provided that upon a change in control of Theravance, each outstanding option and all shares of restricted stock will generally not accelerate vesting unless the surviving corporation does not assume the option or award or replace it with a comparable award. If options or awards are assumed or replaced by the surviving corporation, they will become fully exercisable and fully vested if the holder’s employment or service is terminated without cause within three months before or twenty-four months following a change in control. Options granted before 2004 will vest as if the optionee had completed an additional 12 months of service if we are acquired and the optionee ceases employment with us due to involuntary termination.

Our Board of Directors has entered into a change in control severance plan for the benefit of our officers. Under the change in control severance plan, an officer is entitled to a lump sum cash payment equal to 100% of his highest rate of base salary and target bonus plus a pro-rated portion of the year’s target bonus if he is involuntarily terminated other than for misconduct within three months prior to or twenty-four months following a change in control. The severance benefit for each of our senior vice presidents will be equal to 150% of the highest rate of base salary and target bonus plus a pro-rated portion of the year’s target bonus. The severance benefit for our chief executive officer and our executive vice president will be equal to 200% of their highest rate of base salary and target bonus plus a pro-rated portion of the year’s target bonus. All officers are also entitled to continuation of all health and other welfare benefits for between twelve and twenty-four months, or such time as the individual is re-employed with comparable insurance benefits. All payments will include additional amounts covering any applicable parachute excise taxes incurred on a change in control as a result of payments under the severance agreement, due to acceleration of vesting of options, or otherwise. A change in control includes (other than any transaction by which GSK acquires less than all of our shares or our assets):

•              a merger of Theravance after which our stockholders own 50% or less of the surviving corporation or its parent company;

•              a sale of all or substantially all of our assets;

•              a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

•              an acquisition of 35% or more of our outstanding stock by any person or group, other than a person related to Theravance, such as a holding company owned by our stockholders.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2005:

	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	10,095,599	$9.82	2,728,847
Equity compensation plans not approved by stockholders	—	—	—
Total	10,095,599	$9.82	2,728,847	*

*                                 Includes 459,262 shares of Common Stock issuable under our Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE(1)

The Compensation Committee of the Board of Directors has the responsibility to develop compensation policies, oversee administration of the Company’s 2004 Equity Incentive Plan and Employee Stock Purchase Plan, grant stock options and other stock-related awards, and approve the individual bonus programs in effect for the chief executive officer (“CEO”), executive officers and other key employees each fiscal year. The Compensation Committee has the exclusive authority to establish the level of base salary payable to the CEO and the other executive officers of the Company. The Compensation Committee is comprised of non-employee directors and acts periodically to evaluate the effectiveness of the compensation program in linking Company performance and executive pay. In addition, the Compensation Committee is consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly. A more detailed description of the functions of the Compensation Committee can be found in the Company’s Compensation Committee Charter. The Compensation Committee’s charter is published on the corporate governance section of the Company’s website at www.theravance.com.

General Compensation Policy.   The objective of the Company’s executive compensation program is to align executive compensation with the Company’s long-term and short-term business objectives and performance. We rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Factors affecting our judgments include the nature and scope of the executive officer’s responsibilities and his effectiveness in leading our initiatives to achieve corporate goals. We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of our Company. Therefore, our goal is to maintain an executive compensation program that will attract and retain qualified executives who are able to contribute to the long-term success of the Company and motivate them to a high level of performance.

For the 2005 fiscal year, the Compensation Committee determined executive officer compensation levels taking into account a variety of factors. The performance metrics against which the executives are measured are clearly communicated, measurable and consistently applied, and include corporate, departmental and individual goals. The Compensation Committee measures the Company’s performance against the Company’s specific performance goals established at the beginning of the fiscal year in determining the cash bonus pool, which is then allocated among the Company’s departments pro rata. The CEO, as the manager of the members of the executive team, assesses the executives’ contribution to their respective departmental goals as well as achievement of their individual goals, and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus and stock option replenishment grant for each member of the executive team, other than himself. The Compensation Committee meets to evaluate, discuss and modify or approve these recommendations, and to conduct a similar evaluation of the CEO’s contributions to corporate goals and achievement of individual goals.

Base Salary.   The base salary for each executive officer is targeted at the 75th percentile for companies in Northern California and pharmaceutical and biotechnology companies throughout the United States based on the 2005 Radford Biotechnology Survey, and merit increases, if any, are based on personal performance. Due to the intensely competitive environment for highly qualified employees in our industry, our geographic location and our aggressive performance goals, in practice our baseline cash compensation levels are frequently above the 75th percentile target.

Discretionary Bonuses.   To reinforce the attainment of Company goals, the Compensation Committee believes that a substantial portion of the annual compensation of each officer should be in the form of variable incentive pay. The annual incentive awards for officers are determined on the basis of the Company’s achievement of specific performance goals established at the beginning of the fiscal year. A target is set for each officer based on targets for comparable positions at the peer companies and is stated in terms of a percentage of the officer’s base salary for the year. The bonus program for 2005 was designed to motivate management to achieve specific goals related to, among other things, the Company’s telavancin Phase 3 programs and its Beyond Advair program with GlaxoSmithKline (GSK), completing a strategic partnership for telavancin, clinical progress with certain earlier stage programs, and discovery of additional potential medicines. In fiscal 2005, the Compensation Committee determined that the Company met 90% of its performance goals and accordingly the aggregate cash bonus pool for officers was reduced by 10%. The bonus pool available to non-officer employees was not reduced. Cash bonus awards paid reflected these results as well as departmental accomplishments and individual achievements by the officers. The “Summary Compensation Table” on page 19 sets forth bonuses earned by the executive officers for performance in 2005 (though paid in February of 2006).

Long-Term Incentive Compensation.   Generally, a significant stock option grant is made in the year that an executive officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee. Generally, the size of each grant is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the ratio of unvested to vested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion. As described in the Compensation Committee’s Report for fiscal 2004, the Compensation Committee approved a program providing for significant officer option grants in 2004, the year of the Company’s strategic alliance with GSK and its initial public offering, and reduced officer option grants in 2005 through 2008. According to this program, and after considering the Company’s achievement of significant corporate goals, the officer option grants authorized by the Compensation Committee in fiscal 2005 were significantly smaller than those made in fiscal 2004, but in line with the planned program. The two exceptions were the CEO and Patrick P.A. Humphrey, the Company’s Executive Vice President, Research, both of whom forewent the options that the Compensation Committee was prepared to authorize for them, so that they would increase the total pool of options that could be allocated to other officers and employees who merited additional equity rewards for exceptional performance in 2004.

Each 2005 option grant was made under the Company’s 2004 Equity Incentive Plan and allows the officer to acquire shares of the Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. Under the 2004 Equity Incentive Plan, the initial vesting date is delayed until late 2007. At the initial vesting date, assuming the officer has provided continued service to the Company through that date, the option will vest to the point it would have been vested if it had it been vesting 1/48th each month from the date of grant. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in the Company’s employ. Accordingly, the option will provide a return to the executive officer only if he remains in the Company’s employ, and then only if the market price of the Common Stock appreciates over the option term.

CEO Compensation.   The annual base salary for Mr. Winningham, the Company’s CEO, was established in connection with his commencement of employment and was increased by 5%, to $626,328, in February 2005 pursuant to an annual merit raise approved by the Compensation Committee. The bonus paid to the CEO for his performance in 2005 was based on the same compensation factors as for the other executive officers. Mr. Winningham’s target bonus under the bonus plan was 50% of salary. Based on Mr. Winningham’s outstanding individual performance in 2005, the Compensation Committee authorized payment of the full target bonus, less 10% due to the reduction in the size of the officer cash bonus pool described above. As discussed above, Mr. Winningham forewent the option that the Compensation Committee was prepared to authorize for him in 2005 so that he could allocate additional options to other meritorious employees.

Stock Performance Graph.   In preparing the performance graph for this Proxy Statement, the Company selected the AMEX Biotechnology Index (the “BTK Index”). The data in the 2005 Radford Biotechnology Survey do not entirely come from companies included in the BTK Index, either because the companies in the index were determined not to be competitive with the Company for executive talent or because compensation information was not available.

Tax Limitation.   Under the federal tax laws, a publicly held Company may not claim a federal income tax deduction for compensation paid to executive officers named in the summary compensation table to the extent that the compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million limitation, the stockholders were asked to approve a limit under the 2004 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted, any compensation deemed paid to a named executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. Other components of the named executive officers’ compensation are subject to the $1 million limitation. In light of the Company’s substantial net operating loss carryforwards, the impact of any loss of federal income tax deductions is expected to be deferred.

Submitted by the following members of the Compensation Committee:

Julian C. Baker
Jeffrey M. Drazan
Ronn C. Loewenthal
George M. Whitesides
William D. Young, Chairman

(1)        The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Julian C. Baker, Jeffrey M. Drazan, Ronn C. Loewenthal, George M. Whitesides and William D. Young. None of the members of the Compensation Committee was at any time during the 2005 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

We provided loans to George Whitesides, a member of the Compensation Committee, for the exercise of options to purchase shares of our Common Stock. The loans are interest-free and the full amount of the loan for each option will be forgiven at the maturity date if the director continues to provide service to us at the time the shares subject to such option vest in full. As of December 31, 2005, no payments had been made on any of the loans listed in the table, except as set forth below.

Name	Principal Amount	Number of Shares Acquired	Indebtedness as of December 31, 2005	Date of Loan	Full Vesting Date	Maturity Date
George Whitesides	$9,800	12,903	$9,800	12/14/98	9/1/06	8/31/06
Director	$39,200	51,612	$39,200	12/14/98	5/20/07	5/20/07
	$12,250	16,129	$12,250	12/14/98	5/20/07	5/20/07
	$14,700	19,354	$14,700	12/14/98	5/20/07	5/20/07

On December 14, 1998, Dr. Whitesides borrowed $12,250 to exercise a stock option. All principal under the loan was satisfied when the loan was forgiven by its terms on September 29, 2005. In connection with the forgiveness of the loan, Dr. Whitesides incurred taxable income equal to the amount of debt forgiven. The largest aggregate amount of indebtedness outstanding under this loan during 2005 was $12,250.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on our Common Stock for the period commencing on October 5, 2004 and ending on December 31, 2005, with the cumulative total return of (i) the Nasdaq Stock Market (U.S.) Index and (ii) the AMEX Biotechnology Index, over the same period. This graph assumes the investment of $100.00 on October 5, 2004 in the Common Stock and $100.00 on September 30, 2004 in the Nasdaq Stock Market (U.S.) Index and the AMEX Biotechnology Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not necessarily indicative of, nor is it intended to forecast, the potential future performance of the Common Stock. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the United States Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

COMPARISON OF 15 MONTH CUMULATIVE TOTAL RETURN
AMONG THERAVANCE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE AMEX BIOTECHNOLOGY INDEX

CERTAIN TRANSACTIONS

2002 Beyond Advair Collaboration

In November 2002, we entered into our Beyond Advair collaboration with GSK to develop and commercialize long-acting beta2 agonist (LABA) product candidates for the treatment of asthma and COPD. These product candidates are intended to be administered via inhalation once daily both as a single new medicine and as part of a new combination medicine with an inhaled corticosteroid (ICS). Each company contributed four LABA product candidates to the collaboration, and five product candidates either have completed or are in Phase 2a clinical studies.

In connection with this collaboration, in 2002 we received from GSK an upfront payment of $10 million and sold to GSK shares of our Series E preferred stock for an aggregate purchase price of $40 million. In addition, we were eligible to receive up to $495 million in milestones and royalties on the sales of any product resulting from this collaboration. Through December 31, 2005, we have received $45 million in milestone payments related to the clinical progress of our product candidates. In the event that a LABA product candidate discovered by us is successfully developed and commercially launched in multiple regions of the world, these future milestone payments could total up to an additional $450 million, allocated as follows: up to $80 million related to the achievement of certain clinical milestones, up to $220 million related to approval and launch of our product candidate in multiple regions of the world, and up to $150 million related to the product candidate, whether discovered by Theravance or GSK, reaching certain sales thresholds. In the event that a LABA product candidate discovered by GSK is successfully developed and commercially launched in multiple locations of the world, we will be obligated to make payments to GSK of up to $220 million. Based on available information, we do not estimate that a significant portion of these potential milestone payments to GSK are likely to be made in the next three years. In addition, we are entitled to receive the same royalties on product sales of medicines from the Beyond Advair collaboration, regardless of whether the product candidate originated with Theravance or with GSK. The royalty structure is downward tiering and would result in an average percentage royalty rate in the low to mid-teens at annual net sales of up to approximately $4 billion and the average royalty rate would decline to single digits at annual net sales of more than $6 billion. Sales of single agent LABA medicines and combination LABA/ICS medicines would be combined for the purposes of this royalty calculation.

2004 Strategic Alliance

In March 2004, we entered into our strategic alliance with GSK. Under this alliance, GSK received an option to license product candidates from all of our current and future drug discovery programs initiated prior to September 1, 2007, on pre-determined terms and on an exclusive, worldwide basis. We are obligated to use diligent efforts to discover and deliver compounds for the alliance and have committed to initiating at least three new discovery programs from May 2004 through August 2007. We maintain sole decision-making authority with respect to our discovery programs, including without limitation, decisions relating to initiation and termination of discovery programs, and staffing and resource allocation among discovery programs. Since May 2004 we have initiated three new discovery programs. Upon entering into the strategic alliance with GSK, we received from GSK a payment of $20 million. In May 2004 GSK purchased through an affiliate 6,387,096 shares of our Class A Common Stock for an aggregate purchase price of $108.9 million.

GSK must exercise its right to license no later than sixty days subsequent to (i) for our inhaled respiratory discovery programs, the “development candidate” stage (generally defined as the point when the lead candidate is selected for preclinical studies and preparation for entry into a Phase 1 clinical study), or (ii) for programs other than inhaled respiratory programs, the “proof-of-concept” stage (generally defined as the successful completion of a Phase 2a clinical study showing efficacy and tolerability if the biological target for the drug has been clinically validated by an existing medicine, and successful completion of a Phase 2b clinical study showing efficacy and tolerability if the biological target for the drug has not been clinically validated by an existing medicine). Under the terms of the strategic alliance, GSK has only one opportunity to license each of our programs. Upon its decision to license a program, GSK is responsible for funding all future development, manufacturing and commercialization activities for product candidates in that program. In addition, GSK is obligated to use diligent efforts to develop and commercialize product candidates from any program that it licenses. Consistent with our strategy, we are obligated at our sole cost to discover two structurally different product candidates for any programs that are licensed by GSK under the alliance. If these programs are successfully advanced through development by GSK, we are entitled to receive clinical, regulatory and commercial milestone payments and royalties on any sales of medicines developed from these programs. The royalty structure for a product containing one of our compounds as a single active ingredient would result in an average percentage royalty rate in the low double digits. If a product is successfully commercialized, in addition to any royalty revenue that we receive, the total upfront and milestone payments that we could receive in any given program that GSK licenses range from $130 million to $162 million for programs with single-agent medicines and up to $252 million for programs with both a single-agent and a combination medicine. If GSK chooses not to license a program, we retain all rights to the program and may continue the program alone or with a third party. To date GSK has licensed our two COPD programs: long-acting muscarinic antagonist (LAMA) and bifunctional muscarinic antagonist-beta2 agonist (MABA). We received a $5 million payment from GSK in connection with its license of each of our LAMA and MABA programs in August 2004 and March 2005, respectively. There can be no assurance that GSK will license any other programs under the terms of the alliance agreement or at all, which could have an adverse effect on our business and financial condition.

As part of the strategic alliance, we amended our certificate of incorporation to provide for the redemption of our Common Stock under certain circumstances. In July 2007, GSK has a call right to require us to redeem, and upon notice, each stockholder (including GSK, to the extent GSK holds Common Stock) will automatically be deemed to have submitted for redemption, 50% of our Common

Stock held by such stockholder at $54.25 per share. If GSK does not exercise this call right, then in August 2007, our stockholders (including GSK, to the extent GSK holds Common Stock) have a put right to cause us to redeem up to 50% of their Common Stock at $19.375 per share. In either case, GSK is contractually obligated to pay to us the funds necessary for us to redeem the shares of Common Stock from our stockholders; however, GSK’s maximum obligation for the shares subject to the put is capped at $525 million. We are under no obligation to redeem our shares under the call or the put until we receive funds to redeem such shares from GSK. Alternatively, if our stockholders exercise the put, GSK may elect to purchase the shares of Common Stock that are put directly from our stockholders. GSK’s ownership of our stock could increase to approximately 58% through the concurrent issuance to GSK of the number of shares of stock that we redeem. In addition, if GSK’s ownership of our stock increases to more than 50% as a result of the call right or put right, GSK will receive an extension of its exclusive option to our programs initiated prior to September 1, 2012; otherwise, this exclusive option does not apply to programs initiated after September 1, 2007.

In addition, we entered into a governance agreement with GSK, which among other matters, (i) gives GSK the right to nominate directors to our Board of Directors, (ii) provides GSK with rights regarding certain corporate governance matters, including the right to restrict our ability to take specified significant corporate actions, such as the issuance of debt and equity securities above specified limitations, the sale of significant assets, acquisitions by us and the redemption of our Common Stock, and (iii) governs future acquisitions or dispositions of our securities by GSK. Pursuant to a partial exercise of its rights under the governance agreement, upon the closing of our initial public offering on October 8, 2004, GSK purchased an additional 433,757 shares of Class A Common Stock. GSK’s ownership position of our outstanding stock was approximately 15.9% as of February 15, 2006.

Loans to Directors and Executive Officers

We have provided loans to the director and officers identified below. In general, the loans are interest-free and the full amount of the loan will be forgiven if the officer remains employed by us or the director continues in service with us at the time the shares subject to his option vest in full. As of December 31, 2005, no payments had been made on any of the loans listed in the table, except as set forth below.

Name & Title	Principal Amount	Number of Shares Acquired	Indebtedness as of December 31, 2005	Date of Loan	Full Vesting Date	Maturity Date
Arnold Levine	$12,250	16,129	$12,250	12/17/98	2/24/02	4/14/06
Director	$9,800	12,903	$9,800	12/17/98	2/24/02	8/31/06

On February 11, 2000 Bradford J. Shafer, our Senior Vice President and General Counsel, borrowed $105,000 to exercise a stock option. The largest aggregate amount of indebtedness outstanding under this loan during 2005 was $105,000. All principal under the loan was satisfied when the loan was forgiven by its terms on February 11, 2006. In connection with the forgiveness of the loan, Mr. Shafer incurred taxable income equal to the amount of debt forgiven.

On September 8, 2000 we extended a loan to David L. Brinkley, our Senior Vice President, Commercial Development, in the principal amount of $230,000 pursuant to the terms of his employment offer letter. The proceeds from the loan were used by Mr. Brinkley to purchase his principal residence. The note was interest free and was secured by a second deed of trust on the residence. The largest aggregate amount of indebtedness outstanding during 2005 was $230,000. All principal under the loan was satisfied when the loan was forgiven by its terms on September 1, 2005. In connection with the forgiveness of the loan, Mr. Brinkley incurred taxable income equal to the amount of debt forgiven.

Other

In May 2004 P. Roy Vagelos, Rick E Winningham and Patrick P.A. Humphrey agreed with GSK not to sell more than one-half of their shares of Common Stock prior to the date of redemption of our Common Stock pursuant to GSK’s call right, or, in the alternative, on the close of business on the last day that our stockholders can exercise their put right. In addition, these individuals have agreed that they will not exercise their put right with respect to one-quarter of their shares of Common Stock or options to purchase Common Stock held on May 11, 2004 and otherwise eligible to be put.

During fiscal year ended December 31, 2005, we retained the services of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, a law firm of which Robert V. Gunderson, Jr., one of our directors, is a founding partner. We expect to continue to retain the services of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP in the future.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are Theravance, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Theravance, Inc., 901 Gateway Boulevard, South San Francisco, CA 94080 Attn: Secretary or contact Bradford J. Shafer, Secretary at (650) 808-6000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bradford J. Shafer
Senior Vice President, General Counsel and Secretary
March 10, 2006

THERAVANCE, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rick E Winningham and Michael W. Aguiar as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Theravance, Inc. held of record by the undersigned on March 1, 2006, at the Annual Meeting of Stockholders to be held at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080, at 1:00 p.m. local time on April 26, 2006, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

THERAVANCE, INC.

April 26, 2006

PROXY VOTING INSTRUCTIONS

MAIL  - Date, sign and mail your proxy card in the
envelope provided as soon as possible.

- OR -

INTERNET - Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

company number
Account number

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time on April 25, 2006.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:				FOR ☐	AGAINST ☐	ABSTAIN ☐
2. To ratify the selection by the Audit Committee of the Board of
☐ ☐ ☐		NOMINEES:	Directors of Ernst & Young LLP as the independent registered
	FOR ALL NOMINEES	P. Roy Vagelos, M.D.	public accounting firm of Theravance, Inc. for its fiscal year
		Rick E Winningham	ending December 31, 2006.
	withhold authority	Julian C. Baker
	for all nominees	Jeffrey M. Drazan	In their discretion, the proxies are authorized to vote upon such other business as
		Robert V. Gunderson, Jr.	may properly come before the meeting.
	for all except	Arnold J. Levine, Ph.D.
	(See instructions below)	Ronn C. Loewenthal	This proxy is solicited on behalf of the Board of Directors of Theravance, Inc. This proxy, when
		Eve E. Slater. M.D., F.A.C.C.	properly executed, will be voted in accordance with the instructions given above. If no
		William H. Waltrip	instructions are given, this proxy will be voted “FOR” all nominees and “FOR” proposal 2.
George M. Whitesides, Ph.D.
William D. Young

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date	Signature of Stockholder	Date

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such if the signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such if signer is a partnership, please sign in partnership name by authorized person.